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                                                                    EXHIBIT 99.1

                  CORRECTIONS CORPORATION OF AMERICA ANNOUNCES
                         LOAN EXTENSION AND MODIFICATION

NASHVILLE, Tenn. - BUSINESS WIRE - December 10, 2001 - Corrections Corporation of America (NYSE: CXW) announced today that it has completed an amendment and restatement of its existing senior credit facility. As part of the amendment and restatement, the existing $269.4 million revolving portion of the credit facility, maturing on January 1, 2002, was replaced with a term loan of the same amount maturing on December 31, 2002, to coincide with the maturity of other loans under the senior credit facility. Lehman Brothers acted as advisor and lead arranger in connection with the amendment and restatement.

All loans under the amended and restated credit facility bear interest at a variable rate of 550 basis points over the London Interbank Offered Rate ("LIBOR"), through June 30, 2002. Following June 30, 2002, the applicable interest rate for all loans under the credit facility will increase to 650 basis points over LIBOR. In the event the company is unable to refinance the entire facility prior to July 1, 2002, the company will also be required to pay the lenders under the facility an additional fee equal to 1.0% of the amounts then outstanding under the facility.

As a result of the amendment and restatement, certain financial and non-financial covenants were amended, including the removal of prior restrictions on the Company's ability to pay cash dividends on shares of its issued and outstanding series A preferred stock. Under the terms of the amended and restated credit facility, the Company is permitted to pay quarterly dividends on the shares of preferred stock, including all dividends currently in arrears.

"The extension and modification of our senior credit facility represents a major step forward in the ultimate restructuring of the Company's balance sheet", stated Irving E. Lingo, Jr., the Company's Chief Financial Officer. "Extending the loan maturity should a provide the Company with the flexibility necessary to appropriately complete a permanent refinancing of our senior bank debt. In addition, the modification permitting the payment of the series A preferred dividend removes a significant impediment to the Company's ability to obtain an upgrade from the credit rating agencies, which will also positively affect a new financing."

The complete text of the amended and restated credit agreement governing the amended and restated credit facility will be included as an exhibit to a Form 8-K to be filed by the Company with the Securities and Exchange Commission via EDGAR. To obtain a copy of the Form 8-K, please refer to the SEC website, www.sec.gov, or the Company's website, www.correctionscorp.com.


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ABOUT THE COMPANY

The Company is the nation's largest provider of outsourced corrections management services, housing an inmate population larger than that of all but five public correctional systems in the United States. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of the Company's facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. The Company also provides health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs. The Company owns or manages 70 facilities, including 68 correctional and detention facilities with a total design capacity of approximately 65,000 beds in 21 states, the District of Columbia and Puerto Rico, of which 68 facilities are operating (two of which are idle) and two are under construction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause operating and financial results to differ are described in the Company's Form 10-K, as well as in other documents filed with the Securities and Exchange Commission, and these factors include, but are not limited to, the growth of the private corrections and detention industry, the Company's ability to obtain and maintain facility management contracts and general market conditions. The Company does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company takes not responsibility for updating the information contained in this press release following the date hereof or for any changes or modifications made to the press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.